Exhibit 99.1

ZIOPHARM Reports Third-Quarter 2014 Financial Results

Provides Overview of Activities

BOSTON, MA – October 30, 2014 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced financial results for the third quarter ended September 30, 2014, and provided an update on the company’s product development activities.

“During the third quarter, we continued to execute our strategy and advance our immuno-oncology platform, including our IL-12 programs,” said Jonathan Lewis, M.D., Ph.D., chief executive officer of ZIOPHARM. “Importantly, we have furthered our previously announced CAR-T therapy programs initiated with Intrexon Corporation. We believe there is significant promise in the approach of utilizing T cells and other genetically engineered cells in cancer treatment and we are well positioned to explore therapeutic candidates that are effective, safe and economically viable.”

Recent and Upcoming Corporate Highlights

ZIOPHARM continued to expand the scope of its synthetic immuno-oncology programs in collaboration with Intrexon Corporation focusing on synthetic biologic approaches to chimeric antigen receptor T-cell (CAR-T) therapy and other cell-based programs.

More detail will be elucidated in multiple presentations at the upcoming American Association for Cancer Research (AACR) Special Tumor Immunology and Immunotherapy meeting, to be held December 1-4, 2014. This will include updated information on the IL-12 programs and on genetically modified and controllable cell programs for treating cancers.

Third-Quarter 2014 Financial Results

•	Net loss for the third quarter of 2014 was $6.1 million, or $(0.06) per share, compared to a net loss of $16.7 million, or $(0.20) per share, for the third quarter of 2013. Included in the loss for the third quarter of 2014 was a non-cash gain of $5.8 million compared to a non-cash loss of $7.4 million for the third quarter of 2013. The non-cash gain/loss is related to the change in the fair value of the company’s outstanding liability-classified warrants.

•	Research and development expenses were $9.7 million for the third quarter of 2014 compared to $6.2 million for the third quarter of 2013. The increase of $3.5 million in research and development expenses is primarily attributable to our synthetic biology programs, which have recently expanded.

•	General and administrative expenses were $2.8 million for the third quarter of 2014 compared to $3.1 million for the third quarter of 2013.

•	The Company ended the third quarter with cash and cash equivalents of approximately $46.1 million and expects its existing cash resources to support operations into the fourth quarter of 2015.

•	During the third quarter of 2014, the Company issued 1,969,432 shares of its common stock upon the exercise of outstanding warrants resulting in aggregate proceeds to the Company of $3.7 million.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression and control technology to deliver DNA for the treatment of cancer. ZIOPHARM’s technology platform employs Intrexon Corporation’s RheoSwitch Therapeutic System® technology to turn on and off, and precisely modulate, gene expression at the cancer site in order to improve the therapeutic index. This technology is currently being evaluated in Phase 2 clinical studies of the immune system cytokine interleukin-12 for the treatment of breast cancer and advanced melanoma. The Company’s synthetic immuno-oncology programs in collaboration with Intrexon also include chimeric antigen receptor T-cell (CAR-T) approaches.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; our future presentations at industry meetings; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether we present at the AACR Special Tumor Immunology and Immunotherapy meeting and the contents of such presentations; whether Ad-RTS-IL-12, our small molecule programs, or any of our other therapeutic discovery efforts will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Ad-RTS-IL-12, or our small molecule products will be successfully marketed if approved; whether any of our other therapeutic product discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; the development of, and our ability to take advantage of, the market for our therapeutic products; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

ZIOPHARM Oncology, Inc.

Condensed Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended September 30,
	2014	2013
Revenue	$633	$200

Operating expenses:
Research and development	9,733	6,247
General and administrative	2,842	3,068

Total operating expenses	12,575	9,315

Loss from operations	(11,942)	(9,115)

Other income (expense), net	2	(191)
Change in fair value of warrants	5,847	(7,407)

Net loss	$(6,093)	$(16,713)

Basic and diluted net loss per share	$(0.06)	$(0.20)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	100,428,520	83,161,927

ZIOPHARM Oncology, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	46,122	68,204
Working capital	36,114	62,506
Total assets	49,109	71,754
Total stockholders’ equity	36,477	49,383

Contact:

Lori Ann Cafarella-Occhiogrosso

ZIOPHARM Oncology

617-259-1987

locchiogrosso@ziopharm.com